Exhibit 99.2

Company Investor/ Media Contact:
dj Orthopedics, Inc.
Mark Francois Director of Investor Relations
(760) 734-4766
mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJ ORTHOPEDICS PROVIDES UPDATE ON EXPECTATIONS FOR THIRD QUARTER FINANCIAL RESULTS AND REGENTEK INTEGRATION

—Conference Call and Live Webcast to be held at 1:00 PM Eastern Time Today—

SAN DIEGO, CA, September 28, 2004 — dj Orthopedics, Inc., (NYSE: DJO), a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets, today provided an update on the Company’s expected third quarter financial results and the integration of its Regentek TM division.

dj Orthopedics announced its Regentek integration strategy on July 27, 2004, with the intention of driving stronger sales growth and profitability for the Regentek segment beginning in 2005.  dj Orthopedics announced today that the integration activities are progressing in line with the Company’s expectations.  The integration is comprised of the integration of the Regentek OL1000TM sales force into the Company’s DonJoy® sales channel, as well as the relocation of the Regentek business operations from Tempe, Arizona to dj Orthopedics’ headquarters in Vista, California.

The Company announced today that it expects to report third quarter revenue of approximately  $62.5 million, or approximately two percent below its original expected range of $63.5 million to $65.5 million. The Company also confirmed that the short-term impact from the integration of the Regentek sales force on its third quarter Regentek OL1000 revenues was in line with its expectations.  Additionally, although not affected by the integration, sales of the Regentek SpinaLogic® product fell short of the Company’s expectations. As a result, the Company expects to report total Regentek revenues of about six percent less than pro forma revenues for the third quarter of 2003.

With respect to its core rehabilitation business segments, DonJoy®, ProCare®, OfficeCare® and International, the Company indicated that it enjoyed a strong quarter for athletic-related sales and sales of its osteoarthritic knee braces and, accordingly, expects to report growth for rigid knee bracing products of approximately eight percent for the quarter. The Company also expects to report growth of approximately 18 percent in its International segment for the third quarter. However, the Company also experienced an impact from recent changes in the California workers’ compensation system, which contributed to a decrease in third quarter revenue from customers in California of approximately $0.6 million, compared to the third quarter of 2003. The Company also had lower than expected patient volume in its OfficeCare segment, and expects growth in this segment to be less than one percent for the third quarter.  In the aggregate, the Company expects its rehabilitation revenues for the third quarter to be about $0.5 million less than original expectations.

As a direct result of the lower Regentek revenues, the Company anticipates reporting lower gross margins and operating margins in the third quarter than those achieved in the second quarter of 2004. Operating margins are expected to be between 15 percent and 17 percent of net revenues, before the impact of approximately $2 million of certain one-time charges related to the Regentek integration. Excluding the impact of the integration charges, which are expected to reduce reported earnings per share by approximately $0.05, the Company anticipates earnings per share for the third quarter to be between $0.23 and $0.24. Reported earnings per share are expected to be between $0.18 and $0.19. The Company expects operating cash flow for the quarter to be over $10 million.

“We remain confident that integrating the Regentek and DonJoy sales forces is the correct strategy for dj Orthopedics.  Greater sales depth across the U.S. from one of the strongest distribution channels in non-operative orthopedics should enable us to grow faster than the market in 2005,” said Les Cross, president and CEO of dj Orthopedics.  “Overall, the integration is proceeding according to plan.  Training of our DonJoy sales force is nearly complete and has been received with great enthusiasm.  Additionally, feedback from the field suggests that the DonJoy channel is beginning to achieve success with new prescriptions, the result of leveraging our DonJoy relationships with many orthopedic surgeons that the separate Regentek sales force was unable to reach.  We have committed recruiting resources to assist our DonJoy distribution partners with the hiring of new Regentek specialists, and we have already added several new specialists.  As expected, we have also experienced a modest amount of turnover within the existing Regentek sales force and as anticipated, we have seen some disruption in Regentek OL1000 revenues during the third quarter.  We remain confident that this will be a short-term impact and that we will begin to see revenue upside from the integration during the fourth quarter and on into 2005. We believe that our SpinaLogic sales were impacted by unusually slow market conditions during the quarter. We are working closely with our selling partner, DePuy Spine, to better understand the current market trends in this segment and to optimize our selling strategy. We believe we have the best electrical bone growth stimulation technology in the industry and are

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well positioned to grow faster than our competitors and increase our share in both segments of this important market.”

The relocation of the Regentek operations and administrative functions from Tempe, Arizona to dj Orthopedics’ Vista, California headquarters is expected to provide the Company with cost savings opportunities based on synergies in headcount and facilities.  This component of the integration is expected to save the Company approximately $3 million in net annual pre-tax operating expenses, beginning in 2005. The Company indicated that this component of the integration is proceeding on schedule to be completed before year end, and that it has successfully filled approximately 65 percent of the positions required to be added to its Vista location to support the Regentek business activities. The Company previously announced that it expects to incur one-time charges related to the integration of $4 million to $5 million in the second half of 2004.

In conclusion, Mr. Cross said, “Although we are disappointed by the slight revenue shortfall expected for the third quarter, we believe we have accomplished several important milestones in our business thus far in 2004, including the introduction of several important new products, the expansion of our manufacturing facilities in Mexico, the repayment of debt, reducing our annual interest expense by over $10 million, and perhaps most importantly, the soon to be completed integration of our Regentek business.  With the completion of the integration by the end of 2004 as planned, and with clear competitive product advantages, one of the largest and most productive distribution channels in our industry and a world-class operations team driving continuous improvement in our costs of operations and our customer service, we anticipate a strong 2005, with significant earnings growth over 2004, demonstrating the quality and earnings potential of dj Orthopedics. We will provide updated expectations for the fourth quarter of 2004 when we release our full third quarter earnings, but we are currently targeting a revenue range of $65 million to $68 million for the fourth quarter.”

In three separate press releases today, dj Orthopedics also announced that:

•                  The Company’s Board of Directors has authorized a $20 million stock repurchase program.

•                  The Company’s Mexico facility was named as one of IndustryWeek’s ten best manufacturing plants in North America.  The release also updated the Company’s progress on its new manufacturing facility in Mexico.  In the release dj Orthopedics announced that it will host an investor day at the new manufacturing facility on November 30, 2004.

•                  The Company has expanded its international strategy with the acquisition of its largest distributor in Scandinavia.

Conference Call Information

dj Orthopedics has scheduled an investor conference call to discuss today’s announcements beginning at 10:00 AM, Pacific Time, 1:00 PM Eastern Time, today, September 28, 2004.  Individuals interested in listening to the conference call may do so by dialing (706) 634-0177, using the reservation code 1133883.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call also will be available via the Internet at www.djortho.com, and a recording of the call will be available on the Company’s website. dj Orthopedics intends to release full third quarter 2004 financial results on October 26, 2004.

UBS Global Life Sciences Conference

dj Orthopedics is scheduled to make a presentation to investors at the UBS Global Life Sciences Conference in New York City on September 30, 2004 at 10:00 AM Eastern time.  Interested investors may listen to the presentation live via webcast by visiting the UBS website at www.ibb.ubs.com and clicking on the “Conferences” box in the middle of the page, then follow the link for “Webcast” under the Global Life Sciences Conference heading.  The webcast will be archived beginning three hours after the live event and continue until October 30, 2004.

About dj Orthopedics, Inc.

dj Orthopedics is a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets.  The Company’s broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products, are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury.  The Company’s regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.

The Company sells its products in the United States and in more than 35 other countries through networks of agents, distributors and its direct sales force that market its products to orthopedic and podiatric surgeons, spine surgeons, orthopedic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals.  For additional information on the Company, please visit www.djortho.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements relate to, among other things, the Company’s future growth and profitability, growth strategy, Regentek integration strategy and the Company’s anticipated financial results for the third and fourth quarters of 2004 and for 2005.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks relating to the successful implementation of our business and integration strategy relative to our Regentek division; the continued growth of the bone growth stimulation market; the successful move of manufacturing operations to our new Mexico facility; our ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; our dependence on orthopedic professionals, agents and distributors for marketing our products; our transition to direct distribution of our products in select foreign countries; our international operations; the restrictions imposed by the terms of our indebtedness; our ability to generate cash to service our indebtedness; government regulations; developing and protecting our intellectual property; and the effects of healthcare reform, managed care and buying groups on prices of our products.  Other risk factors are detailed in our Annual Report on Form 10-K for the 2003 calendar year, filed on March 12, 2004 with the Securities and Exchange Commission.

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